Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                      STOCKHOLDER CONTACT:
Mary Ann Susco                      Marco Acosta
(212) 850-1382                      1-800-597-6068 (Option #1)
suscom@jwseligman.com               acostam@jwseligman.com

                     TRI-CONTINENTAL CORPORATION (NYSE: TY)
                      RECOMMENCES ITS STOCK REPURCHASE PLAN

NEW YORK, August 22, 2007 - Tri-Continental Corporation (NYSE: TY) announced that it has recommenced its Stock Repurchase Program. The program authorizes the Corporation to repurchase Tri-Continental's Common Stock in the open market at times when the Common Stock is trading at a discount from net asset value (NAV) of greater than 5%.

"The repurchases are intended to moderate the growth in the number of Tri-Continental's outstanding shares of Common Stock resulting from Stockholders that receive all or part of the 2.75% quarterly distributions (or 11% annually) in shares of Common Stock rather than cash," said Brian T. Zino, President of Tri-Continental Corporation. He added that the Board of Directors would continue to monitor Tri-Continental's repurchases of its Common Stock, and to review its repurchase policy on at least an annual basis.

On April 6, 2007, the Board of Directors approved a suspension of Tri-Continental's Stock Repurchase Program pending the outcome of the vote of Stockholders of the Corporation on a proposal to implement a Distribution Policy. Stockholders approved the new distribution policy in May 2007. Last month, Tri-Continental achieved a significant milestone in its 78-year history when the Corporation paid its first quarterly distribution under the new distribution policy. Under this policy, Tri-Continental will distribute quarterly to Common Stockholders a minimum amount per share equal to 2.75% of the NAV attributable to Tri-Continental's common stock at the end of the prior calendar quarter (or approximately 11% annually), consisting of distributions of net income and one or both of net realized capital gains and return of capital.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 63 consecutive years. The Corporation is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation.

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